Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

BIOGEN IDEC INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Biogen Idec Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders. As amended pursuant to such resolutions, the Certificate of Incorporation shall renumber the current Article XII as Article XIII and shall add a new Article XII to read as follows:

ARTICLE XII

Unless the Board of Directors or one of its committees otherwise consents to the selection of an alternate forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action brought on behalf of the corporation and (ii) any direct action brought by a stockholder against the corporation or any of its directors or officers alleging a violation of the Delaware General Corporation Law, the corporation’s certificate of incorporation or bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the corporation; in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 13th day of June 2012.

By:	/s/ Robert A. Licht
Authorized Officer
Title: Senior Vice President
Name : Robert A. Licht